UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of earliest event reported: June 30, 2006

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number

1-8841	FPL GROUP, INC. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization: Florida
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 - SECURITIES AND TRADING MARKETS
Item 3.03 Material Modification to Rights of Security Holders
(a)

On June 30, 2006, the Rights Agreement between FPL Group, Inc. (FPL Group) and Computershare Investor Services, LLC, as successor rights agent, dated as of July 1, 1996, as amended (Rights Agreement), and the rights issued thereunder, expired in accordance with their terms. As a result, the shares of FPL Group Common Stock, $0.01 par value per share, no longer are accompanied by a right to purchase, under certain circumstances, one two-hundredth of a share of Series A Junior Participating Preferred Stock, $.01 par value per share, of FPL Group (Series A Preferred Stock). FPL Group shareholders were not entitled to any payment as a result of the expiration of the Rights Agreement and the rights.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
(a)

As a consequence of the expiration of the Rights Agreement and the rights issued thereunder as described above under Item 3.03, on July 3, 2006, FPL Group amended its Restated Articles of Incorporation, as amended, deleting the authorization of the Series A Preferred Stock. As a result of the amendment, the 3 million shares of Series A Preferred Stock authorized in connection with the Rights Agreement were returned to the status of authorized but unissued shares of Serial Preferred Stock, $.01 par value per share, of FPL Group.

A copy of the amendment is attached hereto as Exhibit 3(i) and is incorporated by reference herein.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits
The following exhibit is being filed pursuant to Item 5.03 herein.
	Exhibit Number	Description
	3(i)	Amendment to FPL Group's Restated Articles of Incorporation, as amended

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
FPL GROUP, INC. (Registrant)
Date: July 5, 2006
EDWARD F. TANCER

Edward F. Tancer Vice President & General Counsel of FPL Group, Inc.